Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces First Quarter 2018 Earnings Results

•	Quarterly revenue of $53.8 million consisting of:

-	Managed Services revenue of $42.1 million

-	Applications and Internet-of-Things (Apps & IoT) revenue of $5.3 million

-	Systems Integration revenue of $6.4 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $5.6 million, $0.31 per share

•	Quarterly Adjusted EBITDA (a non-GAAP measure) of $7.4 million

•	Quarterly Unlevered Free Cash Flow (a non-GAAP measure) of $0.8 million after capital expenditures of $6.6 million

HOUSTON – May 7, 2018 – RigNet, Inc. (NASDAQ: RNET), a global technology company that provides customized communications services, applications, real-time machine learning, and cybersecurity solutions, today reported results for the quarter ended March 31, 2018.

Quarterly revenue was $53.8 million representing an increase of $5.8 million, or 12.0%, compared to the prior year quarter and a decrease of $3.0 million, or 5.2%, compared to the prior quarter. Compared to the prior year quarter revenue grew in all segments: a $2.9 million increase in Apps & IoT, a $2.5 million increase in Systems Integration revenue and a $0.4 million increase in Managed Services revenue. Revenue increased due to our strategy of growth into the application layer and internet-of-things space, increased activity on Systems Integration projects and revenue from acquisitions. The revenue decrease compared to the prior quarter reflects a $2.9 million decrease in Systems Integration revenue and a $0.4 million decrease in Apps & IoT primarily due to the prior quarter having elevated equipment sales, partially offset by a $0.3 million increase in Managed Services revenue. The revenue decrease compared to the prior quarter was primarily due to decreased activity on Systems Integration projects and was also impacted by 2 fewer days (2.2%) in the first quarter than the fourth quarter.

GAAP net loss attributable to common stockholders was $5.6 million, or $0.31 per share, compared to net loss attributable to common stockholders of $2.0 million, or $0.11 per share, in the prior year quarter and net loss attributable to common stockholders of $5.7 million, or $0.31 per share, in the prior quarter.

Quarterly Adjusted EBITDA was $7.4 million compared to $7.2 million in the prior year quarter and $8.5 million in the prior quarter. The increase compared to the prior year quarter was due primarily to increased operating activity and revenue. The decrease compared to the prior quarter was due primarily to decreased revenue.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Capital expenditures were $6.6 million compared to $3.2 million in the prior year quarter and $4.0 million in the prior quarter. Capital expenditures increased as we invested in success-based projects. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $0.8 million compared to $4.1 million in the prior year quarter and $4.6 million in the prior quarter.

In the quarter ended March 31, 2018, the Company recorded $0.8 million in acquisition costs and $0.2 million in executive departure costs. In the quarter ended December 31, 2017, the Company recorded a $0.5 million increase in fair value of an earn-out, $1.2 million in executive departure costs and $0.6 million in acquisition costs. The acquisition costs, executive departure costs and change in fair value of the earn-out are added back to net loss in our non-GAAP measures below. In the third quarter of 2017, after the acquisition of ESS, the Company reorganized its business and reportable segments into Managed Services, Apps & IoT and Systems Integration. All historical segment financial data has been recast to conform to the current presentation.

Steven Pickett, chief executive officer and president, commented, “In the first quarter of 2018, the RigNet team delivered 12.0% revenue growth compared to the prior year quarter, two consecutive quarters of Managed Service segment revenue growth, and increased site count in all categories compared to the prior year quarter and prior quarter. RigNet’s bundling of Applications and IoT to our core offering contributed to site count growth of 20.5% in the last 12 months. The recent acquisitions of Auto-Comm and SAFCON will grow both our Managed Services and Systems Integration businesses and will further enhance our relationships within the oil and gas industry.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, May 8, 2018, to discuss RigNet’s first quarter 2018 results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Adjusted EBITDA and Unlevered Free Cash Flow. Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s recent 10-K filing for the year ended December 31, 2017 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on sales of property, plant and equipment, net of retirements, change in fair value of earn-outs and contingent consideration, stock-based compensation, acquisition costs, executive departure costs, restructuring charges and non-recurring items.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Adjusted EBITDA and Unlevered Free Cash Flow should not be considered as alternatives to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

About RigNet

RigNet (NASDAQ:RNET) is a global technology company that provides customized communications services, applications, real-time machine learning, and cybersecurity solutions that enhance customer decision-making and business performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. The opinions, forecasts, projections, expected benefits and synergies from acquisitions, future opportunities for the combined company and products, and future financial performance are examples of forward-looking statements in this press release. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, including the expected benefits of acquiring and integrating other businesses, and often contain words such as “anticipate,” “believe,” “intend,”, “will”, “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties, including those risks set forth in Item 1A – Risk Factors of the Company’s most recent 10-K filing, and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Media / Investor Relations Contact
Jerri Dean	Tel: +1 (281) 674-0699
RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$53,833	$56,814	$48,072

Expenses:
Cost of revenue (excluding depreciation and amortization)	33,681	35,868	29,875
Depreciation and amortization	7,987	7,978	7,316
Selling and marketing	2,949	2,379	1,436
General and administrative	13,686	13,121	10,512

Total expenses	58,303	59,346	49,139

Operating loss	(4,470)	(2,532)	(1,067)
Other expense, net	(453)	(878)	(506)

Loss before income taxes	(4,923)	(3,410)	(1,573)
Income tax benefit (expense)	(603)	(2,397)	(414)

Net loss	$(5,526)	$(5,807)	$(1,987)

Loss Per Share—Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(5,556)	$(5,669)	$(2,026)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.31)	$(0.31)	$(0.11)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.31)	$(0.31)	$(0.11)
Weighted average shares outstanding, basic	18,146	18,090	17,873
Weighted average shares outstanding, diluted	18,146	18,090	17,873
Unaudited Non-GAAP Data:
Adjusted EBITDA	$7,419	$8,548	$7,225
Unlevered Free Cash Flow	$806	$4,563	$4,065

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA and Unlevered Free Cash Flow:
Net loss	$(5,526)	$(5,807)	$(1,987)
Interest expense	959	949	619
Depreciation and amortization	7,987	7,978	7,316
(Gain) loss on sales of property, plant and equipment, net of retirements	(53)	—	37
Stock-based compensation	2,445	754	826
Change in fair value of earn-out/contingent consideration	22	526	—
Executive departure costs	157	1,192	—
Acquisition costs	825	559	—
Income tax expense	603	2,397	414

Adjusted EBITDA (non-GAAP measure)	$7,419	$8,548	$7,225

Adjusted EBITDA (non-GAAP measure)	$7,419	$8,548	$7,225
Capital expenditures	6,613	3,985	3,160

Unlevered Free Cash Flow (non-GAAP measure)	$806	$4,563	$4,065

	March 31, 2018	December 31, 2017
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$21,858	$34,598
Restricted cash—current portion	45	43
Restricted cash—long-term portion	1,546	1,500
Total assets	245,259	230,094
Current maturities of long-term debt	4,945	4,941
Long-term debt	51,934	53,173

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents including restricted cash, January 1,	$36,141	$58,805
Net cash (used in) provided by operating activities	(2,492)	8,806
Net cash used in investing activities	(8,152)	(3,897)
Net cash used in financing activities	(2,319)	(6,639)
Changes in foreign currency translation	271	(296)

Cash and cash equivalents including restricted cash, March 31,	$23,449	$56,779

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

	1st Quarter 2018	4th Quarter 2017	3rd Quarter 2017	2nd Quarter 2017	1st Quarter 2017
Selected Operational Data:
Offshore drilling rigs (1)	188	182	184	173	173
Offshore Production	310	304	316	296	290
Maritime	176	172	165	134	124
Other sites (2)	525	513	510	448	408

Total	1,199	1,171	1,175	1,051	995

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. and International land sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands)
Managed Services
Revenue	$42,050	$41,707	$41,663
Cost of revenue	25,745	25,884	25,347
Depreciation and amortization	5,726	5,692	6,023
Selling, general and administrative	4,215	4,406	4,439

Operating income	$6,364	$5,725	$5,854

Applications and Internet-of-Things
Revenue	$5,336	$5,780	$2,431
Cost of revenue	3,085	3,907	1,455
Depreciation and amortization	847	889	7
Selling, general and administrative	354	536	488

Operating income	$1,050	$448	$481

Systems Integration
Revenue	$6,447	$9,327	$3,978
Cost of revenue	4,851	6,078	3,073
Depreciation and amortization	652	625	587
Selling, general and administrative	323	224	470

Operating income (loss)	$621	$2,400	$(152)

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net